Exhibit 99.1

          National Dentex Corporation Announces First Quarter Results

     WAYLAND, Mass.--(BUSINESS WIRE)--April 28, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the first quarter ended March 31, 2004. For the quarter, the Company reported $27,928,000 in sales with net income of $1,705,000 or $.48 per share on a diluted basis. Sales for the same quarter of the prior fiscal year were $23,965,000 with net income of $1,332,000 or $.39 per share on a diluted basis.
     David Brown, President and CEO, commented: "We are encouraged by the improved results of the first quarter of 2004. Not only have the laboratories we acquired in 2003 been integrated into our system, but our internal sales have stabilized and begun to grow. This combination produced a 16% increase in sales versus the first quarter of 2003. This growth, coupled with our continued emphasis on cost containment, particularly labor and related benefits, resulted in a 28% increase in net income. These results and our improved operating margins reflect the leverage that increased sales through the Reliance(TM) program can bring to the Company. We believe that as the economic conditions continue to improve, our laboratories, with their proven ability to deliver outstanding service, superior quality and prompt delivery will continue to build on that leverage.
     "We did not close on any acquisitions in the quarter but have continued to actively pursue potential candidates. We expect that the discussions we recently have had, as well as new ones just begun, will eventually result in the addition of more quality dental laboratories to our expanding network.
     "We will continue our efforts in the balance of 2004 with the same energy and attention as exerted in the first quarter. In the face of the past industry slowdown, we worked diligently at coordinating our internal focus on efficiencies while expanding our external presence through the Reliance(TM) program. We continue to believe that through these efforts we have distinguished ourselves as a true value-added resource to our dentist partners. As these relationships continue to take hold and expand, we remain committed to utilizing them to build a sustained and profitable growth for National Dentex and its shareholders."

     National Dentex Corporation serves an active customer base of over 18,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances.

     This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, and marketplace competitiveness, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                      National Dentex Corporation
                           Earnings Results

                 (In Thousands, except per share data)

                                               Quarter Ended
                                                  March 31,
----------------------------------------------------------------------
                                           2003             2004
                                       --------------   --------------

Net Sales                             $       23,965   $       27,928
Cost of Goods Sold                            14,410           16,330
                                       --------------   --------------
   Gross Profit                                9,555           11,598

Operating Expenses                             7,345            8,678
                                       --------------   --------------
   Operating Income                            2,210            2,920

Other Expense                                     52               67
Interest (Income) Expense                         (9)              11
                                       --------------   --------------
   Income Before Tax                           2,167            2,842

Income Taxes                                     835            1,137
                                       --------------   --------------
   Net Income                         $        1,332   $        1,705
                                       ==============   ==============


Weighted Average Shares Outstanding:
      - Basic                                  3,403            3,435
      - Diluted                                3,446            3,587

Net Income per Share:
      - Basic                         $         0.39   $         0.50
      - Diluted                       $         0.39   $         0.48



                      National Dentex Corporation
                      Selected Balance Sheet Data

                            (In thousands)

                                    December 31, 2003  March 31, 2004
                                    ----------------- ----------------

Cash and Equivalents                  $        1,835    $       1,232
Accounts Receivable - net                     11,914           13,482
Current Assets                                21,930           23,107
Current Liabilities                            9,678           10,656

Working Capital                               12,252           12,451

Total Assets                                  72,233           75,203

Long Term Obligations                          2,415            2,556
Stockholders' Equity                  $       60,140    $      61,991


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422